EXHIBIT 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com
Perot Systems Announces First Quarter 2006 First Quarter 2006 Financial
Results
Plano, TX — May 2, 2006 — Perot Systems Corporation (NYSE: PER) today announced financial results for the first quarter of 2006. For the quarter:
•	Revenue was $542 million, an increase of 15% year-to-year over first quarter 2005 revenue of $473 million, and includes $18 million of revenue growth, equal to four percentage points, from acquisitions completed during the past twelve months.

•	Earnings per share (diluted) was $.19.
For the second quarter of 2006, Perot Systems expects revenue to range from $555 million to $570 million and earnings per share (diluted) to range from $.20 to $.21. In addition, Perot Systems continues to target year-to-year earnings per share (diluted) comparisons for the first quarter of 2007 that are roughly flat with first quarter of 2006, with the potential for Perot Systems to report year-to-year earnings growth for this period despite the loss of its outsourcing contract with UBS at the end of 2006.
Peter Altabef, president and CEO of Perot Systems, said, “We started 2006 with solid overall results. We won a key Healthcare contract, continued to build our solutions by making a knowledge-based BPO acquisition and combining our consulting and global applications solutions operations, and continued to expand revenue. We delivered our 13th consecutive quarter of sequential revenue growth, but faced some contract-related profit pressure that our team is working to resolve. Overall, our business showed many promising signs with Perot Systems ending the first quarter in a very solid financial position.”

The following table compares earnings per share (diluted) between first quarter 2005 and first quarter 2006, showing the changes from period-to-period.
Year-to-Year Earnings per Share Comparison
Unaudited

1Q 2005 Earnings per share (diluted)	$.22
Less: 1Q 2005 pro forma stock compensation expense 1)	($.03)

1Q 2005 pro forma earnings per share (diluted)	$.19
1Q 2005 - Client fee upon exit of contract 2)	($.03)
1Q 2005 - Repatriation of cash to the United States 3)	$.02
Year-to-year decrease in reported gross profit from a customer contract 4)	($.06)
All Other Business Growth, net 5)	$.07

1Q 2006 Earnings per share (diluted)	$.19

1.	In the first quarter of 2006, Perot Systems recorded an incremental $3.6 million of stock compensation expense, equal to $.02 per share (diluted), primarily related to its adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R) on January 1, 2006. Had Perot Systems elected to adopt the expense recognition provisions of FAS 123 in the first quarter of 2005, Perot Systems would have incurred stock compensation expense of $4.9 million, equal to $.03 per share (diluted), which would have reduced earnings per share (diluted) to $.19 for the first quarter of 2005. Had Perot Systems elected to adopt the expense recognition provisions of FAS 123 during 2004 and 2005, the stock-based compensation and resulting earnings per share (diluted) would have been as presented in Exhibit #1.

2.	In the first quarter of 2005, Perot Systems received a fee associated with the end of a client engagement, which increased pretax earnings by $5.6 million, or approximately $.03 per share (diluted).

3.	In the first quarter of 2005, Perot Systems had incremental income tax expense of $2.1 million, equal to $.02 per share (diluted), associated with the repatriation of cash to the United States.

4.	In the first quarter of 2006, gross profit decreased $11.4 million from an infrastructure services contract with a Commercial Solutions customer as compared to the same period of 2005. This decrease was due to a $10.1 million loss on this contract that Perot Systems incurred in the first quarter of 2006, which reduced its gross margin for the first quarter of 2006 by 1.9 percentage points. After signing the contract, Perot Systems discovered that the size and complexity of the infrastructure of this customer were significantly greater than was originally disclosed to Perot Systems. Consequently, Perot Systems has significantly exceeded its cost expectations on this contract. In addition, the service levels have also not met expectations, which was partially caused by the unanticipated complexity. The contract provides for additional resource charges, but the parties do not agree on the amount of those charges. The customer paid approximately $2.7 million of these additional charges during the first quarter of 2006 but reserved its rights to reclaim this amount. Although Perot Systems believes the customer owes more than it has paid, Perot Systems has not, because of the uncertainties involved, recognized any of the additional charges as revenue, including the approximately $2.7 million paid by the customer.

5.	The remaining profit expansion is derived primarily from the Consulting and Applications Solutions line of business, new contracts primarily within the Industry Solutions line of business, and reductions to bonus expense and SG&A as a percentage of revenue.
Other first quarter 2006 metrics include:
•	New contract signings totaled $1.3 billion for the first quarter of 2006, bringing the total value of new contracts signed during the past twelve months to $1.9 billion. For the first quarter of 2005, new contract signings totaled $269 million.

•	Operating cash flow and capital expenditures for the first quarter of 2006 totaled $3 million and $17 million, respectively, as compared to operating cash flow and capital expenditures for the first quarter of 2005 of ($7 million) and $15 million, respectively. Trailing twelve month operating cash flow and capital expenditures were $159 million and $73 million, respectively.

•	Cash totaled $238 million as of March 31, 2006.
Line of Business Performance
During the first quarter of 2006, Perot Systems’ previous line of business, Applications Solutions, became the Consulting and Applications Solutions line of business when Perot Systems combined its Consulting Solutions Group with the Applications Solutions line of business. The Consulting Solutions Group was previously reported within the Industry Solutions line of business. Revised financial information for Perot Systems’ segments is available in Exhibit #2.
Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)
Unaudited

	1Q 2006	Year-to-Year
Line of Business	Revenue	Growth

Industry Solutions 1) 2)	$418.1	15%
Government Services 2)	76.1	21%
Consulting and App. Solutions, gross 1) 3) 4)	60.0	8%
Intersegment Eliminations 3) 4)	(11.8)	24%

Total	$542.4	15%

1.	Revenue from UBS was $73.1 million for the first quarter of 2006, or 13% of total revenue. Revenue from UBS in the Industry Solutions line of business was $64.9 million for the first quarter of 2006, an increase of 3% year-to-year. Revenue from

UBS in the Consulting and Applications Solutions line of business was $8.2 million for the first quarter of 2006, a decrease of 5% year-to-year.

2.	Revenue for the Industry Solutions and Government Services lines of business includes revenue growth related to companies Perot Systems acquired during the past 12 months of $15.6 million and $1.9 million, respectively.

3.	The Consulting and Applications Solutions line of business was formed through the combination of the Perot Systems’ former Applications Solutions line of business and its Consulting Solutions Group. Perot Systems views this as one line of business with integrating teams that are actively pursuing joint sales opportunities. Exhibit #2 includes a table of revised financial information as if Perot Systems had been organized in this manner in 2005. For the first quarter of 2006, Perot Systems’ gross revenue from offshore applications solutions grew by 16% year-to-year, with direct-to-market activities growing by 13% year-to-year and business that is integrated with the outsourcing operations within Industry Solutions growing by 24% year-to-year. Revenue for consulting activities declined by 11% year-to-year.

4.	Gross revenue measures all services provided by Consulting and Applications Solutions, both direct-to-market and through the Industry Solutions line of business. Intersegment eliminations relate to the revenue recognized through the Industry Solutions line of business. Net revenue represents only direct-to-market revenue for Consulting and Applications Solutions. Net revenue for Consulting and Applications Solutions was $48.2 million, an increase of 5% year-to-year.
Trend Information and Business Outlook
The information contained within the following section, as well as the projections provided on the first page of this press release with respect to the second quarter of 2006 and the accompanying footnotes to the financial statements, are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.
For the second quarter of 2006, Perot Systems expects revenue to range from $555 million to $570 million, with sequential revenue growth coming primarily from recent and expected new sales within the Industry Solutions and Government Services lines of business and expansion of the India-based operations of its Consulting and Applications Solutions line of business. Earnings per share (diluted) is expected to range from $.20 to $.21 for the second quarter of 2006.
Perot Systems continues to target year-to-year earnings per share (diluted) comparisons for the first quarter of 2007 that are roughly flat with first quarter of 2006, with the potential for Perot Systems to report year-to-year earnings growth for this period despite the loss of its outsourcing contract with UBS at the end of 2006. Perot Systems continues to evaluate potential actions that would benefit profitability in 2007 and beyond, including the restructuring of certain contracts. The implementation of such actions could cause some earnings volatility in the second half of 2006.
Conference Call
Perot Systems will hold a conference call to review first quarter 2006 results of operations on May 2, 2006 at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its first quarter 2006 financial results at www.perotsystems.com.
Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended March 31, 2005 and 2006
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended March 31
	2005	2006	% Change

Revenue	$473.3	$542.4	15%
Direct cost of services	369.5	443.7	20%

Gross profit 1)	103.8	98.7	(5%)
Selling, general & admin.	60.2	64.1	6%

Operating income	43.6	34.6	(21%)
Other income, net	(0.3)	0.7	n/a
Interest income, net	1.4	1.1	(21%)

Income before taxes	44.7	36.4	(19%)
Provision for income taxes 2)	18.3	13.5	(26%)

Net income	$26.4	$22.9	(13%)

Earnings per share (diluted) data:
Earnings per share (diluted)	$.22	$.19
Shares outstanding (diluted)	122.0	121.6

Perot Systems Corporation
Revenue Summary
For the Three Months Ended March 31, 2006
(Millions of USD)
Unaudited

		% Pts. of
	Revenue	Growth

1Q 2005	$473.3	—
Commercial accounts	21.9	4.7
Acquisitions	15.6	3.3
New contracts	16.2	3.4

Industry Solutions	53.7	11.4

Federal accounts	11.4	2.4
Acquisitions	1.9	0.4

Government Services	13.3	2.8

Consulting & Apps. Sol.	2.1	0.4

1Q 2006	$542.4	14.6

		Year-to-
		Year
	Revenue	Growth	% of Total

Healthcare	$255.4	14%	47%
Commercial Solutions & Other	162.7	16%	30%

Industry Solutions	418.1	15%	77%

Government Services	76.1	21%	14%

Consulting and Applications Solutions, gross	60.0	8%	11%
Intersegment eliminations	(11.8)	24%	(2%)

Consulting and Applications Solutions	48.2	5%	9%

Total	$542.4	15%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2005 and March 31, 2006
(Millions of USD)
Unaudited

	As of	As of
	12/31/2005	3/31/2006	% Change

Cash and cash equivalents	$259.6	$238.1	(8%)
Accounts receivable, net	277.8	307.4	11%
Prepaid expenses and other	66.0	67.9	3%

Total current assets	603.4	613.4	2%
Property, equip. & software, net	180.0	187.4	4%
Goodwill	443.4	452.1	2%
Other non-current assets	143.8	156.8	9%

Total assets	$1,370.6	$1,409.7	3%

Current liabilities	$259.6	$254.4	(2%)
Long-term liabilities	150.5	152.7	1%
Stockholders’ equity	960.5	1,002.6	4%

Total liabilities & stockholders’ equity	$1,370.6	$1,409.7	3%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2005 and 2006
(Millions of USD)
Unaudited

	Three Months Ended
	3/31/2005	3/31/2006

Net income	$26.4	$22.9
Depreciation and amortization	13.9	17.9
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(47.2)	(38.0)

Net cash (used in) provided by operating activities	(6.9)	2.8

Purchases of property, equipment & software	(14.8)	(17.2)
Other investing activities, net	(23.9)	(20.6)

Net cash used in investing activities	(38.7)	(37.8)

Proceeds from issuance of common and treasury stock	4.2	12.0
Other financing activities, net	0.3	0.9

Net cash provided by financing activities	4.5	12.9

Effect of exchange rate changes on cash	(1.5)	0.6

Net cash flow	($42.6)	($21.5)

Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the first quarter of 2006 was 18.2% of revenue, a decrease of 3.7 percentage points from the gross margin for the first quarter of 2005 of 21.9%. This year-to-year decrease in gross margin is primarily due to the following:
•	An $11.4 million decrease in gross profit as compared to the prior year period from an infrastructure services contract. This decrease was due to a $10.1 million loss on this contract that Perot Systems incurred in the first quarter of 2006, which reduced its gross margin for the first quarter of 2006 by 1.9 percentage points.

•	In the first quarter of 2005, we recorded revenue of $6.2 million and related direct costs of services of $0.6 million, resulting in gross profit of $5.6 million, associated with the end of a contract.

•	Lower margins from existing commercial customer contracts, which are primarily due to our fixed- and unit-priced contracts.

•	In the first quarter of 2006, we adopted FAS 123R and recorded $1.6 million of additional stock compensation expense in direct costs of services as compared to the prior year period.
Partially offsetting these decreases in gross margin was a reduction in the amount of total associate bonus expense recorded in direct cost of services (net of amounts reimbursable by customers), which decreased by $3.2 million in the first quarter of 2006 as compared to the prior year period, resulting in an increase to gross margin of 0.6 percentage points.

2)	Income tax expense for the first quarter of 2005 includes incremental income tax expense of $2.1 million, equal to $.02 per share, associated with the repatriation of cash to the United States.
Exhibit #1
Perot Systems Corporation
Pro Forma Stock Compensation Expense Associated with FAS 123R
For the quarters and years ended December 31, 2004 and 2005
(Millions of USD, except per share data)
Unaudited

		1Q	2Q	3Q	4Q	Full Year

2004	Pro Forma stock compensation expense	$6.0	$10.4	$9.9	$5.0	$31.3
	Pro Forma EPS (diluted)	.13	.14	.18	.19	.64

2005	Pro Forma stock compensation expense	$4.9	$5.9	$3.7	$23.7	$38.2
	Pro Forma EPS (diluted)	.19	.24	.19	.10	.72
Historical data regarding the allocation of pro forma stock compensation expense to the operating segments and the allocation to direct cost of services and selling general and administrative costs is not available. However, for the first quarter of 2006, stock compensation expense of $3.1 million, $0.2 million, and $0.3 million was included in the operating results of Industry Solutions, Government Services, and Consulting and Applications Solutions, respectively. Additionally, approximately 44 percent of the stock compensation expense was recorded as direct costs of services with the remainder reflected in selling, general and administrative expenses for the first quarter of 2006.
The fourth quarter of 2005 includes $18.5 million of pro forma stock compensation expense, equal to $.10 per share, related to certain stock options which were replaced, accelerated, or cancelled during the period.

Exhibit #2
Perot Systems Corporation
Revised Segment Information
(Millions of USD)
Unaudited

		1Q 2005	2Q 2005	3Q 2005	4Q 2005	Full Year

Industry Solutions	Revenue	$364.4	$373.4	$391.5	$404.4	$1,533.7
	NBT	34.3	40.3	23.7	26.6	124.9

Government Services	Revenue	62.8	67.3	69.2	73.0	272.3
	NBT	3.6	3.7	4.6	4.3	16.2

Consulting and	Revenue	55.6	58.1	61.5	61.0	236.2
Applications Solutions	NBT	7.2	7.3	13.3	10.8	38.6

Other	Revenue	(9.5)	(10.6)	(12.1)	(11.7)	(43.9)
	NBT	(0.4)	(0.4)	0.2	1.0	0.4

Total	Revenue	$473.3	$488.2	$510.1	$526.7	$1,998.3
	NBT	44.7	50.9	41.8	42.7	180.1

About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2005 revenue of $2.0 billion. The company has more than 18,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:
•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and we expect the end of this agreement to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may bear the risk of cost overruns relating to software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.

•	Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenue and profits.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits.

•	Profitability of our contracts may be materially, adversely affected if we do not accurately estimate the costs of services and the timing of the completion of projects.

•	Our ability to perform on contracts on which we partner with third parties may be materially and adversely affected if these third parties fail to successfully or timely deliver their commitments.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed- and unit-price provisions or penalties that could result in decreased profits.

•	If customers reduce spending that is currently above contractual minimums, our revenue and profits could diminish.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

•	Increasingly complex regulatory environments may increase our costs.

•	Our quarterly financial results may vary.

•	Changes in technology could adversely affect our competitiveness, revenue, and profit.

•	We could lose rights to our company name, which may adversely affect our ability to market our services.

•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.

•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.

•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.

Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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